(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of August 9, 2018, by and among BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer and Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator and Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee with respect to Commercial Mortgage Pass-Through Certificates, Series 2018-CHRS (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.19 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.              A review of the activities of the Special Servicer during the period from August 9, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.              To the best of my knowledge, based on such review, the Speccial Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

3.              A statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Daniel Marthinsen

Daniel Marthinsen

Managing Director

Wells Fargo Bank

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